UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
July 3, 2007
UNIFI, INC.
(Exact name of registrant as specified in its charter)

New York	1-10542	11-2165495
(State of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)
7201 West Friendly Avenue
Greensboro, North Carolina 27410
(Address of principal executive offices)
(336) 294-4410
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06. MATERIAL IMPAIRMENTS.
     As previously announced, Unifi, Inc. (the “Company”) has been exploring the possible sale of its 34% ownership interest in Parkdale America, LLC (“PAL”), a joint venture with Parkdale Mills, Inc. PAL is a producer of cotton and synthetic yarns for sale to the textile and apparel industries primarily within North America. PAL has 12 manufacturing facilities primarily located in central and western North Carolina. As a part of its fiscal 2007 year-end financial statement close process, the Company initiated a review of the carrying value of its investment in PAL, in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” As a result of this review, the Company determined on July 9, 2007 that the current $137 million carrying value of the Company’s investment in PAL exceeds its fair value. While a final determination of the actual amount of the pre-tax impairment charge to be recorded for the fourth quarter will be reported in the Company’s financial results for the quarter and fiscal year ended June 24, 2007, the Company estimates that the charge will be between $71 and $86 million, resulting in a revised carrying value of between $66 and $51 million. The Company does not anticipate that the impairment charge will result in any future cash expenditures.
ITEM 8.01. OTHER EVENTS.
     On July 2, 2007, Quaker Fabric Corporation (“Quaker”) announced that it had not met the requirements for committed borrowings under its existing lending facilities and further announced that it likely will commence an orderly liquidation of its business and a sale of its assets. At the close of the Company’s 2007 fiscal fourth quarter, the Company had net receivables of approximately $3.2 million owed to it by Quaker. Based on these developments and discussions with Quaker’s management, the Company determined on July 3, 2007, that it will take a pre-tax bad debt charge of approximately $3.2 million in the 2007 fiscal fourth quarter, which will fully reserve the receivable referenced above. In addition, the Company expects to write-down approximately $0.3 million of certain inventory that was manufactured for Quaker that may not be sold to other customers. These additional charges will negatively impact the earnings to be reported by the Company for the fourth fiscal quarter, but will not have a cash impact and will be added back to the Company’s reconciliation of earnings to EBITDA calculation. The Company does not expect this action to have a material impact on its liquidity position.
     The Company also expects actual financial results for the quarter ended June 24, 2007 to be approximately 20% lower compared to its lower-end EBITDA guidance of $15.0 million, prior to equity affiliate dividends. This shortfall is primarily driven by non-cash inventory adjustments, including LIFO, of approximately $2.8 million. The LIFO adjustments resulted from the earlier than expected rise in raw material prices in the 2007 fiscal fourth quarter which continued throughout the quarter. The Company ended the quarter with $19.5 million of non-restricted cash-on-hand in the U.S. and total non-restricted cash from all operations of $40.0 million. The balance on the Company’s revolver was $36.0 million, down $4.0 million, from the prior quarter ended March 25, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIFI, INC.

	By:	/s/ William M. Lowe, Jr.

William M. Lowe, Jr. Vice President, Chief Operating Officer and Chief Financial Officer

Dated: July 10, 2007